MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT
                    ISSUED BY PHL VARIABLE INSURANCE COMPANY

                   Supplement to Prospectus dated May 1, 2003

THE FOLLOWING REPLACES THE SECOND PARAGRAPH OF THE SUBSECTION OF YOUR PROSPECTUS TITLED "THE NATURE OF THE CONTRACT AND THE MVA":

The MVA generally provides the following interest rate guarantee periods:

3-year        5-year        7-year        10-year


After July 18, 2003, the 3-year and 5-year MVA guarantee periods will not be available options for the allocation of payment or transfer amounts until further notice.

Contract owners with amounts allocated to guarantee periods set to expire after July 18, 2003, may elect to begin a new guarantee period of the same duration, until further notice.


DATE: JULY 16, 2003            PLEASE KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE.


































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